Exhibit 5.1

August 7, 2013

Vanda Pharmaceuticals Inc.

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), of up to an aggregate of 5,382,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 702,000 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (File No. 333-171963) (the “First Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 11, 2011, the Registration Statement on Form S-3 (File No. 333-190401) filed with the Commission pursuant to Rule 462(b) promulgated under the Act on August 6, 2013 (together with the First Registration Statement, the “Registration Statements”), and the related prospectus dated February 11, 2011 included in the Registration Statements (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statements, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP